EXHIBIT 99.1

October 4, 2022

EOG Resources Announces Bill Thomas’ Retirement and Ezra Yacob as Next Chairman of the Board

HOUSTON – EOG Resources, Inc. (EOG) today announced that William R. “Bill” Thomas has elected to retire from the board of directors and that Ezra Y. Yacob, Chief Executive Officer, has been appointed to the role of Chairman of the Board, effective today, October 4, 2022.

“On behalf of EOG employees and the Board, I would like to thank Bill for his continued service to the company as a board member this past year," said Chairman and CEO, Ezra Y. Yacob. "Bill has made countless contributions to EOG throughout his distinguished career lasting more than 40 years with the company. He is an exceptional serving-leader and EOG’s best champion of our unique culture. The EOG family offers him and his wife Jane our best wishes as he continues his retirement."

Bill Thomas has served as EOG's non-executive Chairman of the Board since October of last year. Following several technical and leadership roles in his more than 43-year career with EOG, Thomas served as Chairman of the Board and Chief Executive Officer of the company from 2014 to 2021.

“Ezra has demonstrated strategic vision, financial acumen, and sound operational leadership during his service on EOG’s board of directors this past year,” said James C. Day, Presiding Director of the board. “We are pleased Ezra will assume the role of Chairman of the Board following Bill’s retirement.”

Ezra Yacob has served as CEO since October 2021 and previously served as President; Executive Vice President, Exploration and Production; Vice President and General Manager of EOG’s Midland, Texas office; and in various other geoscience and leadership positions since joining EOG in August 2005.

About EOG
EOG Resources, Inc. (NYSE: EOG) is one of the largest crude oil and natural gas exploration and production companies in the United States with proved reserves in the United States and Trinidad. To learn more visit www.eogresources.com.

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